March 13, 2009

Re:	Letter Agreement regarding Service as Interim Chief Executive Officer (the “Agreement”)

Mr. Daryl Otte

Dear Daryl:

This letter sets forth the terms agreed to by you and TheStreet.com, Inc., a Delaware corporation (the “Company”) in connection with your service as interim Chief Executive Officer of the Company.

1.           Term.  The term of this Agreement shall commence on the “Effective Date” (as defined in the Separation Agreement and Mutual Release dated March 13, 2009 between the Company and Thomas J. Clarke, Jr.) and shall continue for three (3) months thereafter (the “Initial Term”), subject to extension by the Company for up to three additional one-month periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”) by delivery of written notice to you no less than ten (10) days prior to the end of the Initial Term or current Renewal Term, as the case may be.  Notwithstanding the foregoing, in the event of any material breach of this Agreement either in whole or in part by either party, which breach remains uncured for ten (10) days following receipt of written notice thereof, the other party may cancel this Agreement.  If the Effective Date does not occur, this Agreement shall be null and void.

2.           Services.  During the Term of this Agreement or until the appointment of your permanent successor, if sooner, you shall serve as the interim Chief Executive Officer of the Company, reporting to the Board of Directors (the “Board”) of the Company.  In your capacity as interim Chief Executive Officer you will perform such duties, functions and responsibilities as are generally incident to such position including, without limitation, recruiting a permanent chief executive officer and running the business of the Company and its subsidiaries in accordance with the operating budgets approved by the Board.  If a permanent chief executive officer is appointed during the Initial Term, you will continue to provide services, as reasonably requested by your successor, to assist in the transition of your responsibilities for up to the balance of the Initial Term.  You agree to faithfully perform the lawful duties assigned to you pursuant to this Agreement to the best of your abilities and to devote substantially all of your business time and attention to the Company’s and its subsidiaries’ business.  During the Term, you will cease to be a member of the Audit Committee of the Board.

3.           Compensation.  During the Term of this Agreement, for all services to be rendered by you, the Company will pay you a monthly consulting fee of $59,792.00, less any amount received by you in your capacity as a member of the Board attributable to such period.  In addition, as soon as practicable after the date hereof, you will receive a one-time grant of 25,000 restricted stock units (“RSU’s) under the Company’s 2007 Performance Incentive Plan (the “2007 Plan”), pursuant to a grant agreement substantially in the form attached hereto as Exhibit A.

4.           Expenses.  Consultant will have the right to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties hereunder.

5.           Independent Contractor Status.  It is understood and agreed that nothing contained in this Agreement or the performance of any of the services hereunder shall be construed as creating the relationship of employer and employee between the Company and you.  You are not an employee of the Company and are not entitled to the provision of any employee benefits.  The Company shall not be responsible for payment of, and you shall not make a claim against the Company for, worker’s compensation, disability benefits, or unemployment insurance, nor shall the Company be responsible for withholding or paying employment related taxes for you, such being your sole responsibility.

6.           Confidentiality; Intellectual Property.

(a)           Except as otherwise provided in this Agreement, at all times during and after the Term, i.e., indefinitely from and after the date hereof, you shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company and its subsidiaries, and shall use such confidential information only in furtherance of the performance by you of your duties to the Company and its subsidiaries and not for personal benefit or the benefit of any interest adverse to the Company’s or subsidiaries’ interests. For purposes of this Agreement, “confidential information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s or its subsidiaries’ current business or future business contemplated during the Term, products, services and development, or information received from others that the Company or any of its subsidiaries is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by you, or (b) was available to or became known to you prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company or its subsidiaries), and you shall not disclose such confidential information to any person other than the Company or its subsidiaries, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event you shall so notify the Company as promptly as practicable), or in performance of your duties hereunder. Further, this Section 6(a) shall not prevent you from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Agreement, provided that such disclosure is necessary for you to assert any claim or defense in such proceeding.

(b)           Upon the later of the termination of the Term for any reason or the end of your term as a director, you shall return to the Company all copies, reproductions and summaries of confidential information in your possession and erase the same from all media in his possession, and, if the Company so requests, shall certify in writing that you have done so. All confidential information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided, you shall be entitled to retain copies of (i) information showing your compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of your personal income tax return, and (iii) this Agreement and any other agreement by and between you and the Company with regard to your services hereunder or termination thereof.

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(c)           All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by you during the Term, and all business opportunities presented to you during the Term, shall be owned by and belong exclusively to the Company or its subsidiary, as the case may be, provided that they reasonably relate to any of the business of the Company or its subsidiaries on the date of such creation, development, obtaining or conception, and you shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Agreement, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

7.           Covenants Reasonable.  The parties acknowledge that the restrictions contained in Section 5 hereof are a reasonable and necessary protection of the immediate interests of the Company and its subsidiaries, and any violation of these restrictions could cause substantial injury to the Company and it subsidiaries and that the Company would not have entered into this Agreement, without receiving the additional consideration offered by you in binding yourself to any of these restrictions. In the event of a breach or threatened breach by you of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining you from such breach or threatened breach; provided however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

8.           Notices.  Unless otherwise provided herein, any notice required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at such party’s address set forth below such party’s name on the signature page or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

9.           Amendment.  This Agreement may be amended only by a written agreement signed by the parties hereto.

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10.           Binding Effect.  Your rights and duties under this Agreement are not assignable by you other than as a result of your death. This Agreement shall be binding upon and inure to the benefit of the Company and its assigns.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions.

12.           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

13.           Entire Agreement.  This Agreement, together with the award agreement entered into by and between you and the Company with respect to RSUs granted after the date hereof, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof and thereof.

14.           Consent to Jurisdiction.  The parties hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the City of New York in any action or proceeding to enforce the provisions of this Agreement, and waive the defense of inconvenient forum to the maintenance of any such action or proceeding.  The parties hereby irrevocably waive their right to request a jury trial in any such proceeding.

15.           Indemnification.  The Company agrees that if you are or are made a party, or are threatened to be made a party, to any action, suit or proceeding (a “Proceeding”), by reason of the fact that you are or were a director, officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another entity, you shall be fully indemnified and held harmless by the Company to the fullest extent permitted by law against all cost, expense, liability and loss reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue after termination of your services with respect to acts or omissions which occurred prior to the termination of your services and which occur after your termination of your services pursuant to this Section 15, and shall inure to the benefit of Consultant’s heirs, executors and administrators. To the fullest extent allowed by law, the Company shall advance to you all reasonable costs and expenses incurred by you in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

16.           Liability Insurance.  The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company generally provides to its other senior executive officers and directors. This provision shall in all events survive any termination of this Agreement.

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Sincerely yours,

THESTREET.COM, INC.

By: /s/ Derek Irwin
Name: Derek Irwin
Title: Director, Member of Compensation Committee
Date: _____________________________
c/o TheStreet.com, Inc. 14 Wall Street New York, NY 10005 Telephone: 212-321-5000 Telecopy: 212-321-5013

AGREED AND ACCEPTED:
/s/ Daryl Otte
Daryl Otte
Address: _____________________ _____________________
Date: _____________________

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EXHIBIT A
THESTREET.COM, INC.
AGREEMENT FOR GRANT
OF
RESTRICTED STOCK UNITS
(Directors)

March __, 2009
Daryl Otte
29 E 9th Street, Apt 9
New York, NY 10003

Dear Daryl:

This letter (the “Letter”) sets forth the terms and conditions of the grant of the restricted stock units hereby awarded to you by TheStreet.com, Inc. (the “Company”), in accordance with the provisions of the Company's 2007 Performance Incentive Plan (the “Plan”).

The award granted hereunder shall be referred to as Restricted Stock Units (or “RSUs”) and is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Letter.  The provisions of the Plan are hereby incorporated by reference, and any term used in this Letter and not defined shall have the meaning set forth in the Plan.

1.	Grant of Restricted Stock Units

(a)           You have been granted 25,000 Restricted Stock Units.  Each Restricted Stock Unit represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable vesting date for such Restricted Stock Unit.  No Restricted Stock Unit may be sold, transferred, assigned, pledged or otherwise encumbered by you, except pursuant to the laws of descent and distribution.

(b)           Until such time as stock certificates for the shares of Common Stock represented by the Restricted Stock Units have been delivered to you in accordance with Section 4 below, you shall have none of the rights of a stockholder with respect to the Common Stock.  However, this grant includes the grant of dividend equivalents with respect to your RSUs.  The Company will maintain a bookkeeping account to which it will credit, whenever cash dividends are paid on the Common Stock, an amount equal to the amount of the dividend paid on a share of Common Stock for each of your then-outstanding RSUs covered by this Letter.  The accumulated dividend equivalents will vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash at the time a stock certificate evidencing the shares represented by such vested RSU is delivered to you.

EXHIBIT A

2.	Vesting of Restricted Stock Units

100% of your RSUs will vest on January 2, 2010 provided that you are in the Service (as defined below) of the Company or one of its subsidiaries on such date.  For purposes hereof, you shall be considered to be in the "Service" of the Company or one of its subsidiaries if you are continuing to perform services either as an independent contractor pursuant to the Letter Agreement dated March 13, 2009 between you and the Company or as a director of the Company (or one of its subsidiaries, as applicable).  If you cease to be in Service prior to January 2, 2010 for any reason other than (i) termination by the Company for reasons constituting grounds for removal of a director for cause or (ii) your voluntary resignation, your RSUs will immediately vest.  If you cease to be in Service prior to January 2, 2010 due to termination by the Company for reasons constituting grounds for removal of a director for cause or due to your voluntary resignation, the RSUs granted to you which have not vested shall be forfeited upon your ceasing to be in Service.

3.             Accelerated Vesting in Certain Events

Notwithstanding Section 2 of this Letter, in the event of the occurrence of a Change of Control (as defined in the Plan) prior to the termination of your Service for any reason, your then unvested RSUs will immediately become vested.

4.             Delivery of Common Stock

Upon the vesting of your RSUs pursuant to Section 2 above, the shares will be delivered to you on January 2, 2010.  Upon the vesting of your RSUs pursuant to Section 3 above, the shares will be delivered to you on or around the applicable vesting date set forth in Section 3 above.  Common Stock delivered will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture, and will entitle the holder to all rights of a stockholder of the Company.

5.             Income Tax Withholding

You will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability at the time that the value of the RSUs and/or related dividend equivalents becomes includable in your income.  For purposes of computing taxes owed, the value of the RSU grant will be assessed fair market value based upon the closing price of common shares of the Company’s stock on the day of vesting or, if the day of vesting is not a trading day on such market, then the trading day immediately following the day of vesting.  If the Committee approves, at time of grant, to defer delivery of the shares, then fair market value will be assessed based upon the closing price of common shares of the Company’s stock on the day of delivery of the common shares or the next trading day thereafter if delivery date is not a trading day.

EXHIBIT A

6.	No Guarantee of Continuation of Service

This grant of Restricted Stock Units does not constitute an assurance of continued Service for any period or in any way interfere with the Company’s right to terminate your Service or to change the terms and conditions of your Service.

7.             Administration

The Committee has the sole power to interpret the Plan and this Letter and to act upon all matters relating this grant.  Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

8.             Amendment

(a)           The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

(b)           The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time.  However, no amendment, termination or discontinuance of the Plan will unfavorably affect this grant.

(c)           Notwithstanding the foregoing, the Committee expressly reserves the right to amend the terms of the Plan and this grant without your consent to the extent it determines that such amendment is necessary or desirable for compliance with Section 409A of the Code.  It is intended that the RSUs evidenced hereby shall not constitute “deferred compensation” within the meaning of Section 409A or, if they do constitute “deferred compensation,” shall satisfy the requirements of Section 409A.  However, the Company makes no representation as to the tax treatment of your RSUs and expressly disclaims any liability therefor.

______________________

[text continued on next page]

EXHIBIT A

This Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.  The Company may require you to provide evidence of your acknowledgment of this letter using such means of notification as may be communicated to you by the Company or its service provider.

Very truly yours,

THESTREET.COM, INC.

By:

AGREED TO AND ACCEPTED:

Daryl Otte